Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 23, 2025, except for Note 17, as to which the date is September 9, 2025, with respects to our audits of the consolidated financial statements of Rezolve AI plc, as of and for the years ended December 31, 2024 and 2023 included in the Annual Report on Form 20-F of Rezolve AI plc for the year ended December 31, 2024 filed with the U.S. Securities and Exchange Commission.

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C.

Jericho, New York

December 19, 2025